CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

PHILLIPS

INVOICE

Masterworks Gallery, LLC as agent for Masterworks
Cayman SPC
225 Liberty Street, 29th Floor
New York, NY 10281
United States

Account No: **[***]**
Invoice No: **[***]**
Paddle No: **[***]**
Tax Resale No: **[***]**

Sale Title	Sale Date	Sale Number	Auctioneer
Modern & Contemporary Art Evening Sale	20-Nov-2024	[***]	[***]

Lot No	Description	Hammer	Buyer's Premium	Total Amount
12	**Joan Mitchell** Untitled	780,000.00	210,600.00	$990,600.00

Ship To:
[***]

Total Amount Payable	**$990,600.00**
Sales Tax	**$0.00**
Less Financing Fee - Lot 12	**-$90,600.00**
Total Amount Due	**$900,000.00**

PLEASE NOTE THAT THE PAYMENT IS DUE IMMEDIATELY AND MUST BE MADE BY THE INVOICED PARTY
[***]